UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 21, 2008

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
 (Address of principal executive offices) (Zip code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 3.02	Unregistered Sale of Equity Securities

On November 21, 2008, we issued 1,000,000 options to purchase common shares to one of our Directors. These options are for a term of ten years expiring November 21, 2018. Half of these stock options have an exercise price of $0.68 per share; the remaining 500,000 have an exercise price of $0.79 per share.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 21, 2008 we appointed Dr. Richard Schenz to our board of directors. Dr. Schenz studied technical physics in Vienna and finished with a PhD. In 1969 he started his career with the Austrian oil & gas company ÖMV AG, and was its CEO from 1992 to 2001. Additionally, Dr. Schenz is a Vice President of the Austrian Federal Economic Chamber and President of the International Chamber of Commerce in Austria (ICC-Austria). Since 2002, he has served as the Chairman of the Austrian Commission for Corporate Governance and as Chairman of the Quality Measurement Commission of the Austria Institute for Chartered Accountants.

As part of his directors’ compensation, Dr. Schenz will receive US $20,000 annually plus travel and out of pocket expenses and 1,000,000 stock options for a ten year term expiring November 21, 2018. Half of these stock options have an exercise price of $0.68 per share; the remaining 500,000 have an exercise price of $0.79 per share.

The options are subject to vesting provisions.

There are no family relationships between Dr. Schenz or any of our board of directors

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	News release dated November 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Erik Herlyn
Erik Herlyn

Chief Executive Officer, Interim Chief Financial Officer
Dated: April 14, 2009